EXHIBIT 10.37

                              AMENDED AND RESTATED
                              PARTNERSHIP AGREEMENT
                              ---------------------

         THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this "AGREEMENT"), which shall be deemed effective as of November 1, 2002, is made and entered into on November 21, 2002, by and between Hollywood Media Corp., a Florida corporation (the "COMPANY"), and Dr. Martin H. Greenberg ("GREENBERG").

                                    RECITALS:

         1. The Company and Greenberg are the sole partners under that certain Partnership Agreement, dated as of October 1, 1994, as amended by Amendment No. 1 to Partnership Agreement dated as of December 1, 1994 (as amended, the "ORIGINAL PARTNERSHIP AGREEMENT") with respect to the Florida general partnership known as "Tekno Books" (the "PARTNERSHIP"), formed under the Florida Uniform Partnership Act (now superceded by the Florida Revised Uniform Partnership Act), for the purposes, and upon the terms and subject to the conditions, set forth herein.

         2. The Company and Greenberg desire to amend and restate the Original Partnership Agreement in its entirety as hereinafter set forth.

                              OPERATIVE PROVISIONS:

         NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and undertakings of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound legally, hereby amend and restate the Partnership Agreement in its entirety, and otherwise agree, as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

         Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Act" means the Florida Revised Uniform Partnership Act, as the same may be amended from time to time.

         "Additional Capital Contribution" means any capital contribution described in Section 3.3.

         "Administrative Partner" means the Company.

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         "Affiliate" means, in respect of any Person, a Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" and its derivative forms refer to the ownership or control of securities of any Person ordinarily (and not merely upon the occurrence of an event of default, an event of noncompliance or other similar event) having the right to cause the election of a majority of such Person's board of directors or analogous governing body. The Partnership and the Partners shall not, as such, be deemed to be each other's Affiliates.

         "Agreement" means this Partnership Agreement, as the same may be amended from time to time.

         "Bankruptcy" of a Person means (a) the commencement of a voluntary case by such Person under the Bankruptcy Code of 1978, as amended from time to time (the "Bankruptcy Code"), (b) the commencement of an involuntary case against such Person under the Bankruptcy Code if such case is not dismissed within 180 days of its commencement or (c) the commencement of state receivership, insolvency or similar proceedings against such Person either (i) voluntarily or
(ii) involuntarily (and not dismissed within 180 days of commencement).

         "Budget" shall have the meaning set forth in SECTION 6.6.

         "Business" means the business of creating, writing, developing and/or packaging books and other publications, and such other business as approved by the Partners or the Management Committee as provided herein.

         "Business Day" means each day, other than Saturday, Sunday and days on which banks in Boca Raton, Florida are required or permitted to be closed for business.

         "Capital Account" means the Capital Account maintained for each Partner pursuant to SECTION 3.4.

         "Capital Contributions" means, as to each or any Partner, the sum of such Partner's Capital Contributions and Additional Capital Contributions, if any, and any and all other contributions by such Partner or its predecessor (other than loans to the Partnership by such Partner), accepted to the capital of the Partnership.

         "Chief Executive Partner" means initially Greenberg, and thereafter any successor to Greenberg in such office as appointed by the Administrative Partner subject to the provisions of SECTION 6.8 AND 9.2 below.

         "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

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         "Current Cash Operating Expenditures" includes the following:

                  (i) all operating expenses of the Partnership;

                  (ii) any cash paid by the Partnership for the acquisition of any capital asset;

                  (iii) all payments of principal and interest in respect of any indebtedness of the Partnership (other than loans to Partners);

                  (iv) any cash expended by the Partnership for taxes, insurance or assessments; and

                  (v) any reserves deemed necessary by the Chief Executive Partner consistent with past practices.

         "Fiscal Year" means the annual accounting period of the Partnership, which is currently the calendar year, except that the last Fiscal Year shall end upon the termination of the Partnership.

         "Gross Operating Cash Receipts" means all cash received by the Partnership, including without limitation all proceeds of loans extended to the Partnership by any and all lenders, but not including capital contributions or proceeds derived from the liquidation of the Partnership.

         "Key Man Life Insurance" means life insurance on the life of the Chief Executive Partner, the benefits of which are payable to Partner(s) other than Greenberg.

         "Key Man Disability Insurance" means disability insurance, the benefits of which would be payable to Partner(s) other than Greenberg if the Chief Executive Partner becomes disabled and unable to perform the duties of the Chief Executive Partner for one consecutive year.

         "Management Committee" means the committee described in SECTION 6.1.

         "Net Operating Cash Flow" means, for any period during which the Partnership is in existence, the Gross Operating Cash Receipts of the Partnership for the applicable period, less the Current Cash Operating Expenditures of the Partnership for the same period.

         "Partner" means, individually, the Company or Greenberg.

         "Partners" means, collectively, the Company and Greenberg.

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         "Partnership" means the partnership formed pursuant to this Agreement.

         "Percentage Interest" (and, in plural, "Percentage Interests") means the percentage ownership interest of a Partner in the Partnership, as set forth in SECTION 3.1.1. The sum of all Percentage Interests shall equal one hundred percent (100%).

         "Person" means any individual, corporation, partnership, trust or other legal entity.

         "Prime Rate" shall mean the rate of interest publicly announced from time to time by J.P. Morgan Chase & Co. (or its successor, or if such institution ceases to exist or to publish a prime rate, then such other institution as chosen by the Management Committee), as its prime lending rate for unsecured commercial loans within the United States.

         "Property" means Capital Contributions, Additional Capital Contributions and any other assets and/or property subsequently acquired from the Partners or any other Person or in the conduct of the Business.

                                    ARTICLE 2

                          FORMATION, PURPOSES, DURATION
                          -----------------------------

         Section 2.1 Formation and Name,

                     (a) Formation. The Partners hereby enter into this Agreement to continue the Partnership pursuant to the Act for the limited purposes and scope set forth in this Agreement. The Partnership shall be governed by the Act, except as expressly provided herein to the contrary.

                     (b) Name. The Partnership shall carry on the Business of the Partnership under the name Tekno Books; the Business of the Partnership shall be conducted solely under such name (or such other names as the Partners shall agree in writing); and all assets of the Partnership shall be held under such name.

                     (c) Principal Office of Partnership. The principal office of the Partnership shall be located at 1524 University Avenue, Green Bay, Wisconsin 54302 or at such other location within the continental United States as chosen by Greenberg, so long as he is the Chief Executive Partner, or the Management Committee, thereafter.

         Section 2.2 Purposes.

                  The Partnership is organized for the purpose of engaging in the Business of creating, writing, developing and/or packaging books and other publications, and deriving income and gain therefrom. The Partnership shall have the power and right to engage in any and all activities and transactions as the Management Committee may approve in connection therewith, including without limitation, the power:

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

                  2.2.1 To acquire the Property and hold the same as the assets of the Partnership.

                  2.2.2 To improve and develop the Property (or any part or
                        portion thereof).

                  2.2.3 To own, develop, maintain, improve, license, manage, develop, sell, mortgage and operate all or any portion of the Property.

                  2.2.4 To sell and market the Property or any part or portion thereof.

                  2.2.5 To enter into joint ventures and/or partnerships with other entities in connection with the ownership, sale, marketing, operation and development of the Property or any part or portion thereof.

                  2.2.6 To engage in such other businesses or activities, or to do such other things as may be necessary or incidental to the ownership, development, improvement operation, licensing, sale, marketing, management, acquisition, financing or refinancing of the Property, or any part or portion thereof.

         This Partnership is created solely for the purposes specified in this
SECTION 2.2, and this Agreement shall not be deemed to create a general partnership between the Partners with respect to any activities other than the activities and purposes specified herein.

         Section 2.3 Limitation on Authority of Partners. Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of any other Partner or the Partnership. Neither the Partnership nor any Partner shall be responsible or liable for any indebtedness or obligation of any other Partner incurred or arising either before or after the execution of this Agreement (including without limitation any indebtedness or obligation relating to the Property incurred or arising either before or after the execution of this Agreement), except for those obligations of the Partnership existing as of the date hereof incurred pursuant to the Original Partnership Agreement. No other business shall be conducted by the Partnership without the prior written approval of the Management Committee, and this Agreement shall not be deemed to create a general partnership between the Partners with respect to any activities whatsoever, other than activities within the scope and business purposes specified in SECTION 2.2 hereof. In addition, nothing in this Agreement shall be deemed or construed to constitute either Partner as an employee, independent contractor or other agent or representative of the Partnership, any of the other Partners or any of their respective Affiliates.

         Section 2.4 Term. The term of the Partnership shall commence as of the date hereof, and shall continue, unless sooner terminated in accordance with
ARTICLE 11, for so long as the Partnership engages in the Business described in
SECTION 2.2 hereof or otherwise holds any interest in or has any obligation relating to any portion of the Property or the proceeds therefrom; provided however that the Partnership shall, if not sooner terminated


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

pursuant to the provisions of Article 11, terminate on December 31, 2052; and provided further that, except as expressly provided in this Agreement, no Partner shall have the right to, and each Partner hereby agrees that it shall not, withdraw from the Partnership nor dissolve, terminate or liquidate the Partnership, or petition a court for the dissolution, termination or liquidation of the Partnership. No Partner at any time shall have the right to abandon any Partnership Property, to petition or to take any action to subject the Property or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. Each Partner hereby expressly waives the right to partition of the Partnership Property. Except to the extent otherwise provided in a subsequent amendment to this Agreement, no partner shall have any right to (and each partner hereby waives any and all rights to, and agrees that he or it shall not), have such partner's interest in the Partnership purchased by the Partnership upon dissociation of such partner from the Partnership or upon any other event, and in no event shall the Partnership be obligated to make any such purchase, notwithstanding anything to the contrary in the Act or this Agreement.

                                    ARTICLE 3

          PERCENTAGE INTERESTS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
          -------------------------------------------------------------

         Section 3.1 Percentage Interests.

                 3.1.1 Percentage Interests. The Partners shall have the following Percentage Interests in the Partnership:

                            Company            51%
                            Greenberg          49%
                                              ----
                            Total             100%
                                              ----

         Section 3.1.2 Adjustments. Unless otherwise agreed by all of the Partners, no adjustment to the Percentage Interest of either Partner shall be made except as otherwise set forth in this Agreement or as a result of a permitted transfer of a Partner's Percentage Interest or a portion thereof pursuant to the express terms hereof.

         Section 3.2 Capital Contributions. The Partners (and/or their predecessors) have contributed various assets to the capital of the Partnership, which assets have been accepted by the Partnership at their fair market value at the time of contribution. Within 60 days following the date of this Agreement, the Administrative Partner shall prepare a statement based on the Partnership's books and records confirming the aggregate contributions by each Partner (and/or their predecessors) and the current capital account balances of each Partner.

         Section 3.3 Additional Capital Contributions.

                 3.3.1 Since the formation of the Partnership no additional capital contributions or loans have been made to the Partnership as a result of cash flow from operations being sufficient to fund the Partnership's cash needs. To the extent that the Partnership requires additional funds in the future, such funds shall be contributed to the


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

Partnership by the Partners as Additional Capital Contributions in an amount proportionate to the Percentage Interests of the Partners in the Partnership. Without limiting the foregoing, the Partners covenant and agree with each other to contribute, in cash, to the capital of the Partnership their respective shares of any other monies that the Management Committee determines are required for conducting the Partnership's Business or for implementing and funding the "Budget" approved in accordance with SECTION 6.6 hereof; provided, however, that any such Additional Capital Contribution shall be subject to the consent of each Partner.

                 3.3.2 If, as and when the Management Committee, in the exercise of reasonable business judgment and in good faith, determines that funds (the "REQUIRED FUNDS") are either required for the operation of the Business of the Partnership or necessary to implement the Budget, the Management Committee shall, by written notice (the "CASH NEEDS NOTICE") to the Partners, given at any time or from time to time after the date hereof, call upon each Partner to advance to the Partnership an amount (such Partner's "REQUESTED AMOUNT") equal to the product of such Partner's Percentage Interest in the Partnership multiplied by the amount of the Required Funds. The Cash Needs Notice and any accompanying material shall set forth in reasonable detail the actual or estimated amount of the Required Funds for the period for which the Cash Needs Notice is being given, and shall itemize how the Required Funds will be applied. Within 30 days after the date of the Cash Needs Notice, each Partner shall advance its Requested Amount to the Partnership. The advances of the Partners under this Section 3.3.2 shall be made as loans ("CASH NEEDS Loans") to the Partnership by the Partners. The interest on any Cash Needs Loan shall be payable at the rate of 2% per annum in excess of the Prime Rate, but in no event shall the interest payable exceed the maximum rate allowable under applicable law. Any such interest in any fiscal year which is not paid shall, to the extent not prohibited by law, be added to the principal amount of such Cash Needs Loans at the end of such fiscal year.

         Section 3.4 Capital Accounts.

                 3.4.1 The Partnership shall maintain a "CAPITAL ACCOUNT" for each Partner in accordance with this SECTION 3.4.

                       (a) Each Capital Account shall be maintained and adjusted for federal income tax purposes in accordance with the applicable requirements of Code Section 704(b) and the applicable provisions of the Treasury Regulations promulgated thereunder, as amended from time to time, including the corresponding provisions of any succeeding regulations relating to the allocation of tax attributes to Partners (the "REGULATIONS"). Each Partner's Capital Account shall be credited with (i) the amount of cash and the fair market value of other property (net of liabilities that the Partnership is considered to assume or take subject to, under Code Section 752) contributed by such Partner to the capital of the Partnership and (ii) allocations to it pursuant to Article 4 of Partnership income and gain (or items thereof). A Partner's Capital Account shall be debited with (i) the amount of cash and the fair market value of other property distributed to it (net of liabilities that such Partner is considered to assume or take subject to, under Code Section
752), (ii) allocations to it of expenditures of the Partnership described in Code Section 705(a)(2)(B) and (iii) allocations to it pursuant to Article 4 of deductions and losses (or items thereof). If any property, other than cash, is distributed to the Partners, the Capital Accounts of the Partners shall be adjusted

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

as if the property had instead been sold by the Partnership for a price equal to its fair market value and the proceeds of such sale distributed to the Partners.

                       (b) No Partner shall be entitled to interest on any Capital Contributions or on such Partner's Capital Account, notwithstanding any disproportion therein as between Partners, and no Partner shall have the right to demand the return of its Capital Contributions or the value of its Capital Account, except and only to the extent expressly provided in this Agreement.

                 3.4.2 Capital Accounts. Following the execution of this Agreement, the Administrative Partner shall prepare a statement reflecting the current capital accounts of the Partners as provided under Section 3.2 hereof.

                 3.4.3 Compliance with Code. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulation.

                                    ARTICLE 4

                        ALLOCATIONS OF PROFITS AND LOSSES
                        ---------------------------------

         Section 4.1 Allocations. Except as otherwise provided in this ARTICLE 4, the respective share of each Partner in all Partnership taxable income or loss and each item of Partnership income, gain, loss, deduction, credit and tax preference with respect thereto, including depreciation and any investment tax credit for each taxable year, and all as computed for Federal income tax purposes, shall be allocated to the Partners in accordance with their Percentage Interests.

         Section 4.2          Code Section 704(c) Allocations.

                 4.2.1 In accordance with Code Section 704(c) and the treasury regulations promulgated thereunder, income, gains, losses, deductions and credits with respect to any property contributed to the capital of the Partnership shall be allocated, solely for tax purposes, among the Partners so as to account for any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. The Partnership shall use the remedial allocation method for purposes of Section 704(c).

                 4.2.2 This SECTION 4.2 is intended to comply with Code Section 704(c) and the regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

         Section 4.3 Transfer of Interest. In the event of a transfer of all or part of an interest in the Partnership (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, or the admission of an additional partner, the shares of items of income or loss and specially allocated items allocable to the interest transferred shall be allocated between the transferor and the transferee in a manner determined by the


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

Administrative Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Regulations.

                                    ARTICLE 5

                                  DISTRIBUTIONS
                                  -------------

         Section 5.1 Distributions.

                 5.1.1 After providing for the satisfaction of the current debts and obligations of the Partnership (other than loans from the Partners) and the establishment of such reasonable reserves as may be established by the Chief Executive Partner (consistent with past practices), the Chief Executive Partner shall, as expeditiously as possible and not less often than monthly, make such distributions of the Net Operating Cash Flow of the Partnership, to the extent available, as are necessary to pay pro rata to the Partners who made loans to the Partnership all unpaid principal of and all accrued and unpaid interest on such loans in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as in payment of accrued interest on such loans.

                 5.1.2 After fulfillment of the requirements set forth in SUBSECTION 5.1.1 of this Agreement, the Chief Executive Partner shall make monthly distributions of all or any part of any Net Operating Cash Flow of the Partnership that shall remain, in proportion to each Partner's Percentage Interest.

         Section 5.2 Liquidating Distributions. Upon the liquidation of the Partnership or sale or other disposition by the Partnership of substantially all of the Property of the Partnership, after providing for the satisfaction of all liabilities and obligations of the Partnership (other than loans from the Partners) and after making distributions of Net Operating Cash Flow from operations in the year of dissolution in accordance with SECTION 5.1 hereof, the Chief Executive Partner, as expeditiously as possible, shall distribute the Property of the Partnership in the following order of priority:

                 5.2.1 First, to the setting up of such reserves as the Management Committee approves for any contingent liabilities or obligations of the Partnership; provided that (i) any such reserves shall be held by the Partnership or an agent appointed by the Management Committee for such period as the Chief Executive Partner shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations as they become due and (ii) at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided in this SECTION 5.2.

                 5.2.2 Next, pro rata to all Partners who made loans to the Partnership, in an amount equal to the unpaid principal of and interest on such Loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as in payment of accrued interest on such loans and next as in payment of principal on such loans.

                 5.2.3 The balance, if any, to the Partners in proportion to each Partner's Percentage Interest.

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

         Section 5.3 Withdrawals of Capital. Except as otherwise provided herein, no portion of the capital of the Partnership may be withdrawn at any time without the approval of the Management Committee.

                                    ARTICLE 6

                                   MANAGEMENT
                                   ----------

         Section 6.1 Management of the Partnership. The business and affairs of the Partnership shall be controlled and managed as follows:

                 6.1.1 General Management and Control. The day-to-day decision making and day-to-day operations of the Partnership shall be the responsibility of the Chief Executive Partner, consistent with past practice. On matters other than day-to-day decisions, the business and affairs of the Partnership shall be controlled by the Management Committee and all decisions of the Management Committee shall require the unanimous decision of the members of the Management Committee.

                 6.1.2 Members of Management Committee. The Management Committee shall be composed of three (3) members, two (2) of whom shall be appointed by the Company, and one (1) of whom shall be appointed by Greenberg. The Management Committee shall meet at such intervals as may be determined by the Management Committee, but no less often than annually. Dates, times and places of meeting shall be determined by the Administrative Partner who shall notify the Partners in writing of such dates, times and places not less than two (2) weeks and not more than four (4) weeks prior to the dates thereof. Each Partner shall designate in a writing delivered to the other Partners the individual who it has appointed to the Management Committee to represent that Partner at meetings of the Management Committee. Each member of the Management Committee shall have one vote. Each Partner may, from time to time, replace the member of the Management Committee who it appointed and appoint a new member to the Management Committee upon prior written notice to the other Partners. No meeting of the Management Committee shall be held unless at least two (2) members of the Management Committee are present. All meetings of the Management Committee may transpire by conference telephone call. The members of the Management Committee as of the date of this Agreement are: Mitchell Rubenstein and Laurie S. Silvers (which members were appointed by the Company), and Dr. Martin H. Greenberg (who is the member appointed by Greenberg).

         Section 6.2 Administrative Partner. The Company is hereby designated as the Administrative Partner. The Administrative Partner shall be responsible for the implementation of decisions of the Management Committee and shall be responsible for making decisions and taking all actions necessary for the implementation of such decisions; provided however, that the Administrative Partner shall not be permitted to make any Major Decision without the consent of the Partners; and provided, further, however, that the Chief Executive Partner shall be responsible for making all day-to-day decisions, and all day-to-day operations of the Partnership shall be the responsibility of the Chief Executive Partner, consistent with past practice, including the following:

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

                 1. Decisions on which projects to pursue, execute, reject and/or terminate.

                 2. Decisions on project participants, including collaborators, authors and artists.

                 3.  Decisions on what terms to offer project participants.

                 4.  Decisions on what terms to accept from publishers.

                 5. Decisions on whom to employ, and employee's compensation (other than the Chief Executive Partner's).

                 6. All normal administrative duties and operations including check writing, recordkeeping and other administrative activity consistent with prudent accounting practices.

         Section 6.3 Major Decisions. All "Major Decisions" of the Partnership shall require the unanimous consent of the Partners. "Major Decisions" shall be limited to decisions and acts with respect to the following:

                 6.3.1 The sale or encumbrance of all or substantially all of the Property of the Partnership.

                 6.3.2 Any amendment of this Agreement.

                 6.3.3 The formation of any joint venture or partnership with any other entity in connection with the ownership, sale or similar transactions regarding the Property, or any part or portion thereof.

                 6.3.4 The borrowing of any money.

                 6.3.5 The commencement of a voluntary Bankruptcy by the Partnership.

         Section 6.4 Limitation on Actions of Partners. None of the Partners shall, without the consent of the other Partners, take any action on behalf of, or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, or the Partners, except for: (i) actions specifically provided for in this Agreement; (ii) actions of the Administrative Partner within the scope of its authority; and (iii) actions authorized by the Partners or the Management Committee in the manner set forth herein. Each Partner shall indemnify and hold harmless the other Partners against any loss, liability, damage or expense arising out of any breach of the foregoing provisions by the indemnifying Partner, which indemnity shall include all costs (including reasonable attorneys' fees) incurred in defending any such action or claim, whether at the trial court or appellate level or during negotiations.

         Section 6.5 Limitation on Actions of Less Than 20% Partners. Notwithstanding anything in this Agreement to the contrary, if (and so long as) a Partner's Percentage Interest,


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inclusive of that of its Affiliates, is reduced to or below 20%, the other
Partner or Partners, as applicable, shall be entitled to make all Major Decisions on behalf of the Partnership.

         Section 6.6 Budget. For each calendar year, at least 45 days before (and not more than 120 days before) the beginning thereof, the Chief Executive Partner (working with the Administrative Partner) shall prepare: (i) a budget (the "BUDGET") setting forth the estimated receipts and expenditures of the Partnership for such year; and (ii) a business plan (the "PLAN"), setting forth the activities and projects to be undertaken and the actions to be taken by the Partnership for such year. The Chief Executive Partner shall then submit the Budget and Plan to the Management Committee and the Management Committee shall then meet to review and approve the same (the "BUDGET MEETING"). After such time as the Budget and Plan have been approved by the Management Committee, the Chief Executive Partner shall be authorized, without the need for further approval by the other Partners, to make the expenditures and incur the obligations provided for in the Budget and to take all actions necessary to implement the Plan. The Administrative Partner shall send written notice of the Budget Meeting to the members of the Management Committee not less than two (2) weeks and not more than four (4) weeks prior to the suggested date thereof. If such members fail to attend the Budget Meeting, it shall be renoticed not less than one (1) and not more than two (2) weeks prior to the suggested date thereof and if such members fail to attend the renoticed Budget Meeting, the Administrative Partner shall have the authority to approve the Budget and Plan without any requirement to consult the other Partners, notwithstanding any provision to the contrary contained in this Agreement. The Budget Meeting shall take place at the principal office of the Partnership or such other place as the members of the Management Committee shall agree. Members of the Management Committee will cooperate with each other on the timing of Budget Meetings, and Partners, in their discretion, may attend any Budget Meeting by telephone conference call.

         Section 6.7 Compensation and Reimbursement of Partners. Except as may be expressly provided for herein, no payment will be made by the Partnership to any Partner for the services of such Partner or any member, shareholder, director or Affiliate of such Partner unless (i) the terms of such payment are no less favorable to the Partnership than could be obtained from unaffiliated third parties, and (ii) prior written approval is obtained from the Partners not receiving such payment.

         Section 6.8 Time Required of Greenberg as Chief Executive Partner; Compensation of Greenberg. The Partners hereby agree that Greenberg shall serve, and Greenberg hereby agrees to serve, as the Chief Executive Partner of the Partnership for a period of no less than ten (10) years after the date hereof, and for such period of time thereafter as Greenberg shall desire, but in each case only for so long as Greenberg is physically and mentally capable of fulfilling the requirements of the Chief Executive Partner under this Agreement including this Section 6.8), and that, so long as he holds such office, Greenberg shall be required to devote sufficient time, energy and attention to the operation and conduct of the Partnership's Business for him to provide adequate day-to-day decision making and supervision of such Business, consistent with Greenberg's past practices with respect to such Business. Greenberg shall receive no compensation for such duties except that, during such time as Greenberg continues to be the Chief Executive Partner, the Partnership shall continue to make the payments of $8,235 per year on the John Hancock $1,500,000 life insurance policy No. 75142272 insuring the life of Greenberg currently naming Greenberg's wife as


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

beneficiary, and Greenberg shall receive an automobile allowance of $650 per month payable by the Partnership.

                                    ARTICLE 7

                                   ACCOUNTING
                                   ----------

         Section 7.1 Books and Records. At all times during the term hereof, the Chief Executive Partner, at the Partnership's expense, shall cause accurate books and records of account to be maintained in which shall be entered all material matters relating to the Partnership, including all income, expenditures, assets and liabilities thereof.

         Section 7.2 Location and Rights of Inspection. The Partnership's books and records of account shall be kept and maintained at all times at the Partnership's principal place of business specified in SECTION 2.1(C) unless otherwise approved by the Partners. Each Partner and its authorized representatives shall, upon reasonable notice, have the right to inspect, examine and copy the books, records, files and other documents of the Partnership at all reasonable times.

         Section 7.3 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year unless otherwise approved by the Management Committee.

         Section 7.4 Statements of Financial Condition. Based on the Partnership's books and records, and other appropriate information provided by the Chief Executive Partner, the Administrative Partner shall prepare or cause to be prepared by the Partnership's independent certified public accountants, at the Partnership's expense, a statement of the financial condition of the Partnership as of the last day of each quarter of each fiscal year. The Administrative Partner shall also promptly deliver to each Partner quarterly income and expense reports with respect to the Partnership. Each statement of financial condition and each income and expense report shall be prepared in accordance with generally accepted accounting principles ("GAAP"). Copies of such statements and reports shall be furnished to each of the Partners within forty-five (45) days after the end of each quarter to the extent feasible. In addition, the Administrative Partner shall prepare or cause to be prepared an annual statement of the financial condition of the Partnership and income and cash flow statements, which statements shall be audited by the Partnership's independent accountants and furnished to each of the Partners within one hundred
(100) days after the close of each fiscal year to the extent feasible.

         Section 7.5 Bank Accounts. Funds of the Partnership shall be deposited in an account or accounts of a type, in form and name and in a bank or banks, as shall be approved by the Chief Executive Partner, in accordance with past practice, subject to change thereafter at the request of the Management Committee.

         Section 7.6 Other Accounting Decisions. All major accounting principles and practices of the Partnership (other than those specifically provided for in other Sections of this Agreement) shall be consistent with the past practices of the Partnership and GAAP, unless otherwise approved by the Management Committee. The Partnership shall continue to engage as independent auditors for the Partnership the firm of Ernst & Young or such other recognized firm of independent certified public accountants as approved or designated by the Management Committee.

                                    ARTICLE 8

                INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS
                -------------------------------------------------

         Section 8.1 Tax Returns and "Tax Matters Partner". The Administrative Partner shall be and shall have all of the rights and powers of the Partnership's "TAX MATTERS PARTNER" as such term is defined in the Code. The Tax Matters Partner shall prepare or cause to be prepared (and the Partnership's independent accountants shall review) all tax returns and statements, if any, which must be filed on behalf of the Partnership with any federal, state, local or foreign taxing authority, and, except and to the extent otherwise provided in
Section 8.3 hereof, shall have the authority to make any and all elections under tax laws and regulations for or with respect to the Partnership as to tax matters relating to the Partnership. Copies of all tax returns of the Partnership shall be furnished to each of the Partners for its review and approval at least fifteen (15) days prior to the statutory date for filing, including extensions thereof if any. If any Partner shall fail to approve any such return at least five (5) days prior to the statutory date for filing, the Tax Matters Partner shall file or cause to be filed an application for extension of time to file such return. If any Partner shall thereafter fail to approve any such return at least five (5) days prior to the expiration of the last lawful extension, the Tax Matters Partner shall, nevertheless, file such return on behalf of the Partnership. In the event the Partnership is not subject to the consolidated audit rules of Code Section 6221 through 6234, the Partners hereby agree to sign an election pursuant to Code Section 6231(a)(l)(B)(ii) to be filed with the Partnership's next federal income tax return to have such consolidated audit rules apply to the Partnership. Actual expenses incurred by the Administrative Partner as the Tax Matters Partner or in a similar capacity as set forth in this Section 8 shall be borne by the Partnership as Partnership expenses. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

         Section 8.2 Method of Accounting. For income tax purposes, Partnership income, gains, losses, deductions and credits shall be reported under the method of accounting determined by the Management Committee except to the extent otherwise required by applicable law.

         Section 8.3 Section 754 Election. The Partnership shall, if requested by any Partner, make the election under Code Section 754 provided, however, that the cost of preparing said election and any additional expenses occasioned by said election, shall be borne by the Partner(s) benefiting from such election.

         Section 8.4 Section 708 Termination. Notwithstanding the provisions of
ARTICLE 9 or any other provision to the contrary contained in this Agreement, no Partner shall take any action which will cause a termination of the Partnership under Code Section 708 without the express written consent of all other Partners.

         Section 8.5 Section 7704; No Publicly Traded Partnership. Notwithstanding any other provision of this Agreement, no Partner shall take any action which would cause the Company to be characterized as a "publicly traded partnership" (within the meaning set forth in Section 7704 of the Code).

                                    ARTICLE 9

                        TRANSFER OF PARTNERSHIP INTEREST
                        --------------------------------

         Section 9.1 Transferability. Except as otherwise provided herein, no Partner shall sell, transfer, assign or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, or permit or suffer an encumbrance of all or any part of its interest in the Partnership without the prior written consent of the other Partners, which consent may be withheld for any or no reason, and any attempt to so transfer without such consent shall be null and void; provided, however, that any Partner shall have the right to transfer all or any part of its interest in the Partnership to any Affiliate without such consent (subject to Section 9.3 hereof); and provided further, that any Partner may transfer all (but not less than all) of its interest in the Partnership without such consent (subject to Section 9.3 hereof) if such transfer is made in accordance with the following terms of this Section 9.1. In the event that a Partner (a "SELLING PARTNER") desires to make a bona fide sale and transfer of that Partner's entire Percentage Interest, other than to an Affiliate, the Selling Partner shall notify the other Partner in writing (the "SALE NOTICE") specifying the proposed sales price (the "PRICE"), closing date and all other terms of the desired transfer (the "SALE TERMS"), and the other Partner shall have a period of fifteen (15) days after receipt of the Sale Notice (the "EXPIRATION DATE") to elect to purchase the Selling Partner's Percentage Interest for the Price by written notice to the Selling Partner of such election (an "ELECTION"). In the event no Election is received by the Selling Partner on or before the Expiration Date, the Selling Partner shall be free to complete a bona fide sale of the Percentage Interest on the Sale Terms during the sixty (60) day period following the Expiration Date (but only if Section 9.3 hereof is complied with upon or prior to the consummation of any such sale), but not otherwise. Each Partner who makes an Election shall be bound to purchase the Percentage Interest for the Price, and such Price may be paid either in accordance with the Sale Terms or in cash, at the purchasing Partner's option. The closing of such sale to the Partner making an Election shall be made at such time as called for in the Sale Terms, but not sooner than thirty (30) days after the Expiration Date, and title to the Percentage Interest shall be conveyed at such closing free and clear of any and all claims, liens or encumbrances, except for those previously approved by the parties.

         Section 9.2 Transfers By Greenberg. Any transfer by Greenberg of his interest in the Partnership, to an Affiliate or otherwise, shall not relieve Greenberg of his obligation to serve as Chief Executive Partner pursuant to the terms of this Agreement, which obligation shall survive and continue to bind Greenberg notwithstanding any such assignment.

         Section 9.3 Admission of Transferees as Partners; Notice of Restrictions to Transferees. Notwithstanding anything to the contrary in this Agreement, no transferee of any interest in the Partnership, whether by voluntary assignment, by operation of law, or otherwise, shall have any interest in the Partnership or under this Agreement unless and until such transferee becomes a partner of the Partnership and assumes the obligations of a partner of the Partnership by executing and delivering to the Partnership a document whereby the transferee assumes the obligations of the transferor partner. In addition to any other requirements of this Agreement, (i) no partner shall transfer or attempt to transfer any interest in the Partnership (and no transfer of any interest in the Partnership shall occur or be effective (or be deemed to have occurred)) until after such time as the transferee has received notice of the transfer restrictions in this Agreement (including, without limitation, this Article 9 and this Section 9.3), and (ii) each partner agrees that it shall give (or cause to be given) such notice prior to any transfer of any of such partner's interest in the Partnership (whether such transfer is voluntary or involuntary or otherwise), and that no such transfer shall be made or effective or deemed to be made prior to the giving of such notice to the transferee.

                                   ARTICLE 10

                          TRANSACTIONS WITH AFFILIATES
                          ----------------------------

         Section 10.1 Transactions with Affiliates. Except as otherwise provided in this Agreement, the Chief Executive Partner may enter into agreements on behalf of the Partnership with, and may pay fees to, Affiliates of the Partners, for bookkeeping, accounting, tax, tax reporting or other services provided to it by any such persons so long as, in each case, each member of the Management Committee who is not appointed by the Partner whose Affiliate the Partnership is to enter into an agreement with has approved the terms of such agreement.

                                   ARTICLE 11

           DISSOLUTION, LIOUIDATION AND TERMINATION OF THE PARTNERSHIP
           -----------------------------------------------------------

         Section 11.1 Dissolution; Liquidation; Termination. The Partnership shall dissolve only upon the earliest of the following to occur, notwithstanding anything to the contrary in the Act:

                      (a) the expiration of the term of the Partnership as provided in SECTION 2.4;

                      (b) the Bankruptcy of the Partnership;

                      (c) the dissolution of the Partnership by judicial decree; or

                      (d) the Partners mutually agree in writing to dissolve the Partnership.

         Section 11.2 Disposition of Documents and Records. All documents and records of the Partnership, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Administrative Partner upon termination of the Partnership. The Administrative Partner shall retain such documents and records for a period of not less then seven (7) years and shall, upon reasonable notice make such documents and records available during normal business hours to the other Partners for inspection and copying at the other Partners' cost and expense, provided, however, that if there is an audit or threat of audit such documents and records shall be retained until the audit is completed and any tax liability is finally determined.

                                   ARTICLE 12

                                KEY MAN INSURANCE
                                -----------------

         Section 12.1 Key Man Life Insurance. Partners other than Greenberg shall be entitled to obtain, in their discretion, Key Man Life Insurance insuring the life of Greenberg, the premiums of which shall be payable by Partners other than Greenberg.

         Section 12.2 Key Man Disability Insurance. Partners other than Greenberg shall be entitled to obtain, in their discretion, Key Man Disability Insurance, the premiums on which shall be payable by Partners other than Greenberg.

         Section 12.3 Key Man Insurance Differentiated From Greenberg's Insurance Under Section 6.8; Cooperation of Dr. Greenberg. The parties acknowledge that the Key Man insurance described in Sections 12.1 and 12.2 above is separate and distinct from the life insurance paid by the Partnership under
Section 6.8 hereof, in that the Key Man insurance inures to the benefit of Partner(s) other than Greenberg and the premiums on such insurance are payable by Partner(s) other than Greenberg; whereas, the life insurance paid by the Partnership under Section 6.8 inures to the benefit of Greenberg's estate and the premiums on such insurance are payable by the Partnership. Greenberg agrees to cooperate with the Partnership and other Partner(s) in connection with obtaining and maintaining any and all such insurance, including, without limitation, submitting to reasonable examinations by, or at the request of, any applicable insurer, and to use his best efforts to assist in obtaining such insurance.

                                   ARTICLE 13

                        BOOKS, MAGAZINES AND OTHER PUBLICATIONS
                        ---------------------------------------

         Section 13.1 Books, Magazines and Other Publications Produced by Greenberg. Upon the formation of the Partnership, Greenberg granted and transferred to the Partnership (and Greenberg hereby grants and transfers to the Partnership) all of the right, title and interests that Greenberg had or has to market, sell and distribute all books, magazines and other publications packaged, printed, produced, published and/or otherwise created, either before or after the date of the Original Partnership Agreement or this Agreement by Greenberg, his Affiliates or employees. Greenberg and the Partnership hereby agree to take all reasonable actions and to make, execute and deliver such written agreements as shall from time to time be reasonably necessary to carry out the intent of this Section 13.1, all as determined by the Management Committee.

         Section 13.2 Books, Magazines and Other Publications Not Produced by Greenberg.

                 13.2.1 Existing Books, Magazines and Other Publications. Greenberg hereby confirms that, as provided in Section 13.2.1 of the Original Partnership Agreement, Greenberg assigned to the Partnership (to the extent not previously assigned) all of his rights in those existing books, magazines and other publications as set forth on SCHEDULE 13.2.1 of the Original Partnership Agreement, which were packaged, printed, produced, published and/or otherwise created under the terms of any and all contracts, existing on or prior to the date of the Original Partnership Agreement, by and between Greenberg and any author or collaborator (the "EXISTING CONTRACTS"). Greenberg agrees that he shall use his reasonable best efforts to assign the Existing Contracts to the Partnership (to the extent not previously assigned) and/or ensure that all such publishers, authors and collaborators enter into new contracts with the Partnership, the terms and conditions of which are substantially similar to the terms and conditions of the Existing Contracts. Greenberg and the Partnership hereby agree to take all reasonable actions and to make, execute and deliver such written agreements as shall from time to time be reasonably necessary to carry out the intent of this SECTION 13.2.1, all as determined in the reasonable discretion of the Administrative Partner.

                 13.2.2 New Books, Magazines and Other Publications. Greenberg hereby agrees and confirms that (1) he shall assign (and that he previously assigned and agreed to assign, pursuant to Section 13.2.2 of the Original Partnership Agreement) all of his right, title and interest in all books, magazines and other publications which are or were packaged, printed, produced, published and/or otherwise created, after the date of the Original Partnership Agreement under the terms of any Existing Contracts (including without limitation all of his rights, copyrights, trademarks, patents and other intellectual property rights relating to such books, magazines and other publications) to the Partnership and (2) his interest in all such books, magazines and other publications shall be vested in, and shall become the exclusive property of the Partnership (and that all such properties, rights and interests in existence prior to the date of this Agreement are and have been vested in, and are have become the exclusive property of the Partnership).

                 13.2.3 Books, Magazines and Other Publications Produced by the Partnership. The parties hereby confirm the following terms and agreements as made in Section 13.2.3 of the Original Partnership Agreement and which have been in full force and effect through the date of this Agreement, which terms and agreements are hereby again agreed to by the parties hereto as of the date hereof:

                        (a) The Partners hereby acknowledge and agree that the Property, including, without limitation, the Existing Contracts and all copyrights, trade secrets, know-how, patents, trademarks and all other intellectual property rights embodied therein (collectively, the "PROPRIETARY RIGHTS"), is and at all times shall be the property of the Partnership. The Partnership shall have the right to use and exploit the Proprietary Rights in all manner and media whatsoever, including, without limitation, as computer software, as laser discs, as CD-ROM's, in print form, in electronic media, in audio books and as consumer and other products.

                        (b) The Partners hereby agree that, except as expressly permitted in this Agreement, they shall not at any time use, copy, disclose to any third party, license, transfer or otherwise exploit the Proprietary Rights in any manner whatsoever without the express written consent of all of the Partners, which consent may be withheld for any or no reason. Furthermore, the Partners hereby agree that they shall, at all times, maintain the confidentiality of the Proprietary Rights and the fact that Partnership is pursuing development of the Proprietary Rights, except as necessary to conduct the Business.

                        (c) The Partners hereby agree that all copyrightable material generated or developed by the Partners or the Partnership in connection with the Proprietary Rights or otherwise pursuant to this Agreement are "works made for hire" and that such material shall, at all times, be the property of the Partnership; provided, however, that the Chief Executive Partner may make individual exceptions to this policy in accordance with past practice. To the extent that any such copyrightable material may not, under applicable law, be considered "works made for hire," the Partners hereby assign, transfer and convey to the Partnership the ownership of all copyrights in such materials to the extent held by the Partners, without the necessity of further consideration, and the Partnership shall be entitled to obtain and hold in its own name all copyrights with respect to such materials. Furthermore, the Partners hereby transfer, convey, grant, assign and relinquish exclusively to the Partnership whatever right, title and interest in and to the Proprietary Rights that the Partners may have under any and all patent, copyright, trademark and trade secret laws, in perpetuity or for the longest period otherwise permitted by applicable law.

         Section 13.3 Income and Royalties. Greenberg hereby assigns to the Partnership (and confirms that pursuant to Section 13.3 of the Original Purchase Agreement he previously assigned to the Partnership) all of Greenberg's right, title and interest in and to any and all royalties and other income relating to the books, magazines and other publications described in Sections 13.l and 13.2 of this Agreement and the Original Purchase Agreement, including, without limitation, the Existing Contracts and the Proprietary Rights. Greenberg agrees he shall use his reasonable best efforts to obtain the consent to such assignment by all necessary parties, including, without limitation, appropriate publishers and collaborators. To the extent not assignable or assigned, all such royalties and other income received since the date of the Original Purchase Agreement or hereafter relating to the foregoing shall be remitted promptly by Greenberg to the Partnership, after payment of permissions and other fees required to be paid to collaborators. Greenberg and the Partnership agree to take all reasonable actions and to make, execute and deliver such written agreements as shall from time to time be reasonably necessary to carry out the intent of this Section 13.3, all as determined in the reasonable discretion of the Administrative Partner. Notwithstanding any of the foregoing to the contrary, Greenberg does not assign Greenberg's rights under that certain Consulting Agreement (and the Packaging Agreement referred to therein) between Greenberg and Big Entertainment, Inc. (predecessor to the Company).

                                   ARTICLE 14

                                  MISCELLANEOUS
                                  -------------

         Section 14.1 Amendment. This Agreement may not be amended, altered or modified except by a writing signed by all of the Partners.

         Section 14.2 Notices. 14.2.1 Addresses. All notices under this Agreement shall be in writing and shall be delivered personally or by certified or registered mail, postage prepaid, return receipt requested, or by facsimile, to the Partners at the addresses set forth below and to the Partnership at its principal place of business set forth in Section 2.1. The addresses for notices are as follows:

         If to the Company:                Hollywood Media Corp.
                                           2255 Glades Road, Suite 237W
                                           Boca Raton, Florida 33431
                                           Attention: Mitchell Rubenstein,
                                           Chief Executive Officer
                                           Fax: 561-998-2974

         With a copy to:                   Hollywood Media Corp.,
                                           2255 Glades Road, Suite 237W
                                           Boca Raton, Florida 33431
                                           Attention: General Counsel
                                           Fax:  561-998-2974


         If to Greenberg:                  Dr. Martin H. Greenberg
                                           164 Rose Lane
                                           Green Bay, Wisconsin 54302
                                           Fax: 920-437-6721


                 14.2.2 Effective Date. All notices, demands and requests shall be effective upon actual receipt at the specified address; provided, however, that rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in Subsection 14.2.3 shall be deemed to be receipt of the notice, demand or request sent.

                 14.2.3 Changes. By giving to the other parties at least thirty
(30) days' written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses for notices and each shall have the right to specify as its address for notices any other address within the United States of America.

         Section 14.3 Attorneys' Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of its property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees and court costs in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

         Section 14.4 Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

         Section 14.5 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, executors, heirs and permitted successors and assigns.

         Section 14.6 Arbitration; Governing Law. Any claim or controversy arising out of or relating to this Agreement or a breach hereof shall, upon the request of any party involved, be submitted to and settled by arbitration in the County of Palm Beach, Florida and pursuant to the rules of the American Arbitration Association or any other form of arbitration mutually acceptable to the parties so involved. The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved; and a judgment upon such decision may be entered in the highest court of any state or federal forum having jurisdiction, with such jurisdiction located in the respective federal and state courts located in Palm Beach County, Florida. Notwithstanding the foregoing provisions of this Section 14.6, the request by either party for specific performance or preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to mandatory arbitration under this Section 14.6 and may be adjudicated only by the courts of the State of Florida or the U.S. District Court in Florida which are located in Palm Beach County, Florida. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         Section 14.7 Waiver. No consent or waiver, express or implied, by a Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner hereunder. Failure on the part of a Partner to complain of any act or failure to act of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder. The giving of consent by a Partner in any one instance shall not limit or waive the necessity to obtain such Partner's consent in any future instance.

         Section 14.8 Remedies In Equity. The rights and remedies of either of the Partners hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Partners confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, or shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention of this
Section 14.8 to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise, subject however to Section 14.6 hereof.

         Section 14.9 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa.

         Section 14.10 Section Headings. All Section headings used in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement itself.

         Section 14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

         Section 14.12 Survival of Indemnity Obligations. Any and all indemnity obligations of any party hereto shall survive any termination of the Partnership.

         Section 14.13 Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

         Section 14.14 Greenberg's Covenant not to Compete. Greenberg will not become associated with, or engage in, or render service to, any business within the United States that is competitive with the Business of the Partnership, or otherwise compete with the Partnership (A) while Greenberg continues to be a Partner, for so long as this Partnership remains in existence and continues to do business; or (B) after such time as Greenberg is no longer a Partner, for a period of five (5) years. In the event that the foregoing restrictions are found to be unreasonable, and thereby unenforceable, by any court of competent jurisdiction, such restrictions shall be deemed automatically and retroactively modified in such a manner that such court determines to be required in order to find such restrictions to then be enforceable. Greenberg acknowledges and agrees that the covenants provided for in this Section 14.14 are reasonable and necessary in terms of time, area and line of business to protect the Partnership's legitimate business and property interests.

                         [signatures on following page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.

Witnesses:                             HOLLYWOOD MEDIA CORP.,
                                       a Florida corporation

/s/ La Vonne Melheim                   By: /s/ Mitchell Rubenstein
----------------------------              ---------------------------
print name: La Vonne Melheim           Name: Mitchell Rubenstein
                                       Title: Chief Executive Officer
/s/ Nadine Oberman
----------------------------
print name: Nadine Oberman



Witnesses:

/s/ John Helfers                       /s/ Dr. Martin H. Greenberg
------------------------               ---------------------------
print name: John Helfers               Dr. Martin H. Greenberg

/s/ Denise Little
-------------------------
print name: Denise Little